EXHIBIT 4.3
                                                                     -----------

                             BINKS SAMES CORPORATION
                            (A DELAWARE CORPORATION)


                            CERTIFICATE OF AMENDMENT
                                 OF THE RESTATED
                          CERTIFICATE OF INCORPORATION


     BINKS SAMES CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to Section 242 of The General Corporation Law of the State of Delaware (the "Corporation Law"),

     DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of the Corporation:

          RESOLVED, that Article FIRST of the Certificate of Incorporation be amended to read in its entirety as follows:

          FIRST: The name of this Corporation is

                                SAMES CORPORATION

     SECOND: That the foregoing amendment to the Restated Certificate of Incorporation of the Corporation was duly approved and adopted by the Stockholders of the Corporation on April 27, 1999, in accordance with the provisions of Section 242 of the Corporation Law.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by Arnold H. Dratt, its President, and attested by Guy E. Snyder, its Secretary, the 15th day of May, 1999.

                                                     BINKS SAMES CORPORATION


                                                     /s/ Arnold H. Dratt
                                                     --------------------------
                                                     Arnold H. Dratt, President
ATTEST:


/s/ Guy E. Snyder
------------------------
Guy E. Snyder, Secretary